PRESS RELEASE                                              Source: Modavox, Inc.

SURFNET MEDIA GROUP HIRES SEASONED PR EXPERT TO CARRY ITS MESSAGE TO MARKET

CAPITAL MEDIA PARTNERS WILL HANDLE PUBLIC AND MEDIA RELATIONS

Phoenix, Ariz. (PRWEB) June 2, 2005 -- SurfNet Media Group, Inc. (OTCBB: SFNM) announces the engagement of Capital Media Partners to handle its public relations and media relations. CMP will also focus on brand development and management, media strategy and strategic alliances.

"Our services are designed for aggressive growth and emerging companies," stated Mick Hall, CMP's cofounder. "With over 100 weekly Internet radio programs, a unique, next-generation content distribution model predicated on its patented Metaphor(R) iportal, and a pipeline of new business deals, SurfNet gives us a lot to talk about."

"We believe CMP's engagement will result in heightened brand awareness, improved media strategy and key strategic alliances," stated Robert Arkin, SurfNet's Chairman and CEO.

About SurfNet

SurfNet Media Group (http://www.surfnetmedia.com/), founded in 1999, is an online broadcast media company and the leading producer and distributor of online, talk radio content, streaming over 100 programs weekly to targeted audiences on its flagship VoiceAmerica(TM) Channel (http://www.voice.voiceamerica.com/), VoiceAmerica(TM) Business Channel (http://www.business.voiceamerica.com/) and VoiceAmerica(TM) Health & Wellness Channel (http://www.health.voiceamerica.com/). Additionally, SurfNet is pioneering a unique, next-generation content distribution model based on its patented Metaphor(R) iportal, creating innovative "community centers" that transform any web site into a broadcast portal for syndication of online content, including on-demand libraries, webcasts, MP3 downloads, ecommerce, email, community links, blogs and podcasting.

About Capital Media Partners

CMP focuses on building brand, perceptive value and market awareness through traditional and unique media campaigns. Partner experience includes AOL, Circuit City, Coca Cola, DirecTV, EA Sports, Fox Broadcasting, GE, Hard Rock Hotel, Hilton Hotels, Kitchen Aid, La-Z-Boy, RCA, Sega, Sirius Satellite Radio, Starbucks, Sunkist, Warner Brothers Records, Whirlpool, Virgin Interactive and 1-800-Collect.
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This release contains certain "forward-looking statements" for purposes of the
Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause our actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in our filings with the Securities and Exchange Commission.